EXHIBIT 10(a)(8)

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of January 1, 2007 is by and between Patriot National Bank, a national banking association ("Patriot") and Marcus Zavattaro (the "Executive").

RECITALS

Patriot desires to employ the Executive and to have the benefit of his skills and services, and the Executive desires to be employed by Patriot on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties, intending legally to be bound, hereby agree as follows:

AGREEMENTS

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

"Board" means the Board of Directors of Patriot as same is constituted from time to time.

"Business" means the business generated by the fully commissioned residential lenders reporting to Executive during the term of this Agreement, which consists primarily of the residential mortgage brokerage origination business as it exists on the date hereof.

"Cause" means (a) the commission by the Executive of any act, on or after the date of this Agreement, constituting, as to any cash funds or other receipts of Patriot, or any material property of Patriot or any other Person, (i) theft, (ii) embezzlement, (iii) fraud, (iv) gross misconduct, (v) dishonesty or (vi) or misappropriation of material property under applicable law; (b) the conviction of the Executive of (i) a crime resulting in material injury to the business or property of Patriot or (ii) a felony; (c) the material breach by the Executive of this Agreement, including but not limited to the failure by the Executive to follow all reasonable and lawful directions of the Chairman or CEO as to any material matter, or the taking of any action by the Executive that would be reasonably likely to cause material injury to Patriot or that would be in conflict with any material interest to Patriot within a reasonable period of time following Executive's receipt of written notice thereof by Patriot, which notice is sufficiently specific so as to permit Executive reasonably to cure such misconduct; or (d) the misuse or unlawful use of drugs, alcohol or other controlled substances in contravention of written policies of Patriot that are applicable to all employees of Patriot.

"Confidential Information" means information that was or is used, developed or obtained by Patriot in connection with its business, including (a) products or services, (b) fees, costs and pricing structures, (c) analyses, (d) computer software, including operating systems, applications and program listings, (e) flow charts, manuals and documentation, (f) data bases, (g) accounting and business methods, (h) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (i) other copyrightable works, (j) all technology and trade secrets, and (k) all similar and related information in whatever form or medium, including customer lists. Notwithstanding the foregoing, this Agreement imposes no obligation upon the Executive with respect to Confidential Information which (a) was known to the Executive before receipt from Patriot, (b) is or becomes publicly available through no fault of the Executive, (c) is disclosed to the Executive by a third party without a duty of confidentiality on the part of the third party to Patriot, (d) is subsequently independently developed by the Executive without a breach of this Agreement, or (e) is required to be disclosed by the Executive in a judicial or administrative proceeding, provided that the Executive gives Patriot reasonable advance notice of such required disclosure so that Executive may contest the disclosure or seek a protective order.

"Effective Date" means the date of this Agreement.

"Employment Period" has the meaning set forth in Section 5 of this Agreement.

"Executive" means Marcus Zavattaro.

"FCRLRE" means the fully commissioned residential lenders reporting directly to the Executive.

"Permanent Disability" shall have occurred if as a result of physical or mental incapacity, the Employee shall have been incapable of performing Employee's duties hereunder for a period in excess of 120 consecutive days in any 6 month period, or an aggregate of 240 days in any 12 month period.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Reimbursable Expenses" has the meaning set forth in Section 4.4 of this Agreement.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of the Person or a combination thereof. For purposes of this Agreement, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated a majority of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

"Termination Date" shall mean December 31, 2007.

Section 2. Employment. Patriot hereby employs the Executive, and the Executive hereby accepts employment with Patriot, upon the terms and conditions set forth in this Agreement, for the Employment Period provided in Section 5.

Section3. Position and Duties.

3.1 Position. The Executive shall hold the position of Executive Vice President of Patriot National Bank. During the Employment Period, the Executive will perform such reasonable executive and management duties as may, from time to time, be determined and assigned to him by the Chairman or Chief Executive Officer of Patriot National Bank, which duties shall be similar to the services the Executive rendered to Patriot in the past and shall relate primarily to the Business. Patriot shall not require the Executive to relocate to any office of Patriot outside of Fairfield County, Connecticut.

3.2 Performance of Duties; Other Activities. The Executive shall devote his best efforts, attention and skills toward performing his duties on behalf of Patriot, and his full business and professional time to fully and faithfully perform such duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall do such traveling as may reasonably be required in connection with the performance of his duties and responsibilities hereunder, provided that the Executive will not be assigned to regular duties such as would require him to relocate his permanent residence.

3.3 Reporting. The Executive will report to the Chairman or Chief Executive Officer of Patriot National Bank.

Section 4. Compensation and Benefits.

4.1 Compensation. The compensation payable to the Executive by Patriot during the Employment Period is set forth on Schedule A hereto.

4.2 Executive Stock Purchases and Stock Options. The Executive may be granted options and opportunities to purchase Patriot Common Stock consistent with stock purchase plans and option plans provided to senior management of Patriot and as may be awarded in the sole discretion of Patriot's Board of Directors from time to time.

4.3 Benefits. In addition to the aforesaid compensation, the Executive shall be entitled to be included under the same rules or restrictions in any employee welfare and retirement plan or program of Patriot generally available to its employees and/or officers, including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans, as well as the following benefits during the Employment Period:

(a)	four weeks of paid vacation per year during the Employment Period, to be taken consistent with the rules applicable to other Patriot executives;

(b)	five personal/sick days per year, to be taken consistent with the rules applicable to other Patriot executives; and

(c)	participation in the 401K Plan of Patriot consistent with the participation afforded other similarly positioned Patriot executives.

4.4 Expenses. Patriot shall reimburse the Executive for any and all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Patriot's policies in effect from time to time including business travel, entertainment, mileage expenses and other business expenses ("Reimbursable Expenses"), subject to Patriot's requirements with respect to reporting and documentation of expenses.

Section 5. Employment Period and Termination.

5.1 Employment Period. The Executive's employment hereunder shall commence on the Effective Date, and, unless renewed or modified by written agreement between Patriot and the Executive, the Employment Period will terminate on the "Termination Date"; provided, however, that (a) the Employment Period shall terminate prior to such date upon the Executive's death or Permanent Disability, and (b) the Employment Period may be terminated by Patriot at any time prior to such date, if such termination shall be for Cause. The Executive and Patriot agree to begin negotiations to renew this employment agreement by September 15, 2007 and to use their best efforts to complete negotiations by October 15, 2007 provided, however, that neither the Executive nor Patriot shall have any legal obligation to renew this employment agreement.

5.2 Unjustified Termination. Except as otherwise provided in Section 5.3 below, if the Employment Period shall be terminated by Patriot prior to the Termination Date for any reason other than (a) for Cause, or (b) as a result of the death or Permanent Disability of the Executive (collectively, an "Unjustified Termination"), the Executive shall, so long as the Executive has not breached and does not breach the provisions of Sections 6, 7 or 8 of this Agreement, be entitled to receive during the unexpired portion of the Employment Period (i) continuation of his compensation, (ii) reimbursement of all Reimbursable Expenses incurred by the Executive prior to the termination of the Employment Period, and (iii) continuation of all medical benefits.

5.3 Justified Termination. If the Employment Period shall be terminated by Patriot prior to the Termination Date (a) for Cause, (b) as a result of the Executive's resignation, or (c) as a result of the death or Permanent Disability of the Executive (collectively, a "Justified Termination"), the Executive shall be entitled to receive only his compensation through the date of termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to the termination of the Employment Period. A termination for Cause shall become effective on the date designated by Patriot.

5.4 Benefits. Except as otherwise required by law, all of the Executive's rights to fringe benefits under this Agreement, if any, that would otherwise accrue after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination.

Section 6. Non-Solicitation Agreement. The Executive covenants and agrees that during the restricted period beginning eighteen months from the Executive’s departure, the Executive will refrain from interfering with the employment and independent contractor relationships between Patriot and its employees and will not solicit any of such employees or independent contractors for employment or service by any other financial institution or organization in the residential mortgage business.

Section 7. Delivery of Materials Upon Termination of Employment. As requested by Patriot from time to time and upon the termination of the Executive's employment with Patriot for any reason, the Executive will promptly deliver to Patriot all copies and embodiments, paper, electronic or in whatever form or medium, of all Confidential Information in the Executive's possession or within his control irrespective of the location or form of such material and, if requested by Patriot, will provide Patriot with written confirmation that all such materials have been delivered to Patriot.

Section 8. Nondisclosure and Non-use of Confidential Information. The Executive will not, at any time, disclose or use any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive pursuant to this Agreement.

Section 9. Affiliates; Equitable Relief. The Executive acknowledges that a breach or threatened breach by him of any of his covenants contained in Sections 6, 7 and 8 of this Agreement could cause irreparable harm to Patriot for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which Patriot may have at law, in the event of an actual or threatened breach by the Executive of his covenants contained in Sections 6, 7 and 8 of this Agreement, Patriot shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

Section 10. No Prior Agreements. The Executive hereby represents and warrants to Patriot that the execution of this Agreement by Executive, his employment by Patriot, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Executive agrees to indemnify and hold harmless Patriot and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorney's fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against Patriot or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with Patriot, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and Patriot, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

Section 11 Miscellaneous.

11.1 Remedies. The parties to this Agreement shall have all rights and remedies set forth in this Agreement, all rights and remedies which either party has been granted at any time under any other agreement or contract and all of the rights which either has under any law. Both parties will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or available in equity.

11.2 Waivers and Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by Patriot and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

11.3 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns, whether so expressed or not; provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of Patriot.

11.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

11.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, and other communications will be sent to the Executive and to Patriot at the addresses set forth below.

If to the Executive:
Marcus Zavattaro
1177 Summer Street
Stamford, CT 06905

Or

Marcus Zavattaro
1 Highmeadow Road
Old Greenwich, CT 06870

If to Patriot:

Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Attn: Chairman

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

11.8 No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than Patriot, the Executive and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

11.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

11.10 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

11.11 Life Insurance. The Executive agrees that Patriot shall have the right to obtain life insurance on the Executive's life, at the sole expense of Patriot, as the case may be, and with Patriot as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

11.12 Survival. Sections 6, 7, 8 and 9, of this Agreement will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

(signatures appear on the following page)

PATRIOT NATIONAL BANK
By: /s/ Angelo De Caro
Angelo De Caro
Chairman

/s/ Marcus Zavattaro
Marcus Zavattaro

SCHEDULE A

2007 Compensation (January 1, 2007 - December 31, 2007)

1.	Guaranteed Draw against commission - $180,000 paid in equal monthly installments.

2.	Commission - Payable at the new commission plan rates which become effective on January 1, 2007 (See attached Schedule B).

3.
Override Commission - 4% payable on the gross commission revenue generated by those loan originators who report directly to Marcus, payable following the end of each calendar quarter. This does not include revenue generated per Items 5 or 6 below.

4.
Bonus - Marcus may receive a payment / bonus on commission generated by loan originators reporting to others depending on Marcus’s efforts in assisting them. The Management Committee, at its sole discretion, will determine the amount of bonus, if any, to be paid. If any amount is paid, it will be available at the same time as payments are made to employees included in Patriot's profit sharing program.

5.
Business Referrals - If Marcus derives any business resulting from an internal referral to him and/or subsequent business related to an internal referral to him, the commission rate for that business will be negotiated and not necessarily the payment percentage indicated from the attached Schedule B. Each transaction and the agreed commission rate for it must be approved by the Chairman or Chief Executive Officer in advance, and must be documented indicating agreement by Marcus and the Chairman or Chief Executive Officer, prior to any payment being made on such transactions.

6.
Capital Market Referrals - if Patriot derives any business from referrals or participations from or with any investment banking firm or other non-traditional lenders for which Marcus or a FCRLRE is responsible, Patriot may pay Marcus an additional commission or override . Each such transaction and any agreed commission or override rate for it must be approved by Patriot’s Management Committee in advance, and must be documented indicating agreement by Marcus and Patriot’s Management Committee, prior to any payment being due for such transactions.

Schedule B

Loan Originator Compensation Structure

For Loans Closed and Funded Beginning January 1, 2007

a. Commission Payout - Payout percentage applies to the entire commission (*)

Gross Commission	Payout %
$0 - $3,000	40%
$3,001 - $8,000	50%
$8,001 - $14,000	60%
$14,001 and over	70%

(*) Negotiated payouts for loans placed in the Patriot portfolio that would be difficult to place outside of the bank.

b. Marketing Credits - All uses of credits must be pre-approved by Management.

•	For every $100,000 in gross commissions, there will be $2,000 in marketing credits available.
•	Marketing credits must be used by year-end or they expire.

Use of Credits

•	Must be used to generate additional business for the bank
•	Open Houses/Documented Business Functions, etc.
•	Brochures and other advertising, etc.

c.  Fees Earned by FCRLREs:

	Application Fee	Processing Fee
1) First Mortgages	$150	$300
Piggy Back HELOC	-	$100
2) Stand Alone HELOC	-	$300

SCHEDULE C

Marcus Zavattaro

Job Responsibilities - 2007

Residential Lending Sales Management

Includes but not limited to:

•	Maintain high ethical standards for FCRLREs

•	Maintain high credit quality for loans originated by FCRLREs

•	Recruit and train loan originators

•	Assist loan originators in structuring and closing deals

•	Manage the resolution of any customer related issues

•	Grow our revenue stream by hiring more loan originators, offering additional types of loans (B and C, FHA, etc.)

•	Establish loan origination officers in appropriate geographical locations, while considering the potential for possible bank branch expansion

•	Encourage loan originators to seek out commercial loans

•	Establish and cultivate new investor relationships

•	Keeping aware of new technology to support our employees and business
•	Administration and budgeting